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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)*

                                 QuesTech, Inc.
      ------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.05 par value
      ------------------------------------------------------------------
                         (Title of Class of Securities

                                    74835710
                       ---------------------------------
                                 (CUSIP Number)

                               November 13, 1998
       ------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)                Page 1 of 5 pages

  CUSIP No.     74835710
              ---------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Vincent L. Salvatori
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)    xx

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization  United States of America

--------------------------------------------------------------------------------
   NUMBER OF      5. Sole Voting Power          0
     SHARES
  BENEFICIALLY  ----------------------------------------------------------------
    BY OWNED      6. Shared Voting Power        0
    BY EACH
   REPORTING    ----------------------------------------------------------------
    PERSON        7. Sole Dispositive Power     0
     WITH:
                ----------------------------------------------------------------
                  8. Shared Dispositive Power   0

--------------------------------------------------------------------------------
     9.  Aggregate Amount Beneficially Owned by Each Reporting Person      0

--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain
         Shares (See Instructions)

--------------------------------------------------------------------------------
     11. Percent of Class Represented by Amount in Row (11)               0%

--------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)                      IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                              Page 2 of 5 pages

  CUSIP No.     74835710
              ---------------

-------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Sebastian L. Musco
-------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)    xx

        (b)
-------------------------------------------------------------------------------
    3.  SEC Use Only

-------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization  United States of America

-------------------------------------------------------------------------------
  NUMBER OF     5. Sole Voting Power          0
    SHARES
 BENEFICIALLY -----------------------------------------------------------------
   BY OWNED     6. Shared Voting Power        0
   BY EACH
  REPORTING   -----------------------------------------------------------------
   PERSON       7. Sole Dispositive Power     0
    WITH:
              -----------------------------------------------------------------
                8. Shared Dispositive Power   0

-------------------------------------------------------------------------------
    9.  Aggregate Amount Beneficially Owned by Each Reporting Person      0

-------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (11) Excludes Certain
        Shares (See Instructions)

-------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (11)               0%

-------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)                      IN

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------




                              Page 3 of 5 pages

ITEM 4.         OWNERSHIP

        (a)     AMOUNT BENEFICIALLY OWNED

                1.      Vincent L. Salvatori:   0
                2.      Sebastian P. Musco:     0

        (b)     PERCENT OF CLASS

                1.      Vincent L. Salvatori:   0%
                2.      Sebastian P. Musco:     0%

        (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                        1.      Vincent L. Salvatori:   0
                        2.      Sebastian P. Musco:     0

                (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                        1.      Vincent L. Salvatori:   0
                        2.      Sebastian P. Musco:     0

                (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        1.      Vincent L. Salvatori:   0
                        2.      Sebastian P. Musco:     0

                (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        1.      Vincent L. Salvatori:   0
                        2.      Sebastian P. Musco:     0


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].



                              Page 4 of 5 pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 13, 1998


                                              By:  /s/ VINCENT L. SALVATORI
                                                 -------------------------------
                                                   Vincent L. Salvatori


                                              By:  /s/ SEBASTIAN P. MUSCO
                                                 -------------------------------
                                                   Sebastian P. Musco




                              Page 5 of 5 pages